Exhibit 99.1

Outbrain Completes Change of Corporate Name to Teads

Combined Company to Operate as Teads and Trade on Nasdaq under the New Ticker “TEAD”

New York, June 9, 2025 – Outbrain Inc. (NASDAQ: OB), which is operating under the new Teads brand following Outbrain’s acquisition of Teads in February 2025, announced today that the combined company has completed its corporate renaming from “Outbrain Inc.” to “Teads Holding Co.” The combined company will begin trading under the new ticker symbol “TEAD” on the Nasdaq effective June 10, 2025.

“The name change is an important milestone to complete the combined company’s rebrand,” said David Kostman, Teads CEO. “Teads is now one of the largest platforms on the premium open internet, combining the legacy companies’ strengths in performance and branding into an end-to-end platform focused on measurable outcomes for advertisers,” added Kostman.

The change will not impact current stockholders, contracts, or operations. No action is required by shareholders in connection with the name change.

Additional details can be found in the company’s Form 8-K filed with the SEC today.

About Teads
Teads is the omnichannel outcomes platform for the open internet, driving full-funnel results for marketers across premium media. With a focus on meaningful business outcomes for branding and performance objectives, the combined company ensures value is driven with every media dollar by leveraging predictive AI technology to connect quality media, beautiful brand creative, and context-driven addressability and measurement. One of the most scaled advertising platforms on the open internet, Teads is directly partnered with more than 10,000 publishers and 20,000 advertisers globally. The company is headquartered in New York, with a global team of nearly 1,800 people in 36 countries.

To learn more, visit www.teads.com

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